Exhibit 99.2

AFFINITY VIDEONET, INC.

As of September 30, 2012 and for the Nine Months Ended
September 30, 2012 and 2011 (Unaudited)

As of and for the Years Ended
December 31, 2011 and 2010 (Audited)

Exhibit 99.2

AFFINITY VIDEONET, INC.

Exhibit 99.2

Independent Auditors' Report

Board of Directors
Affinity VideoNet, Inc.
Denver, Colorado

We have audited the balance sheets of Affinity VideoNet, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affinity VideoNet, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton Collins Mitchell LLP

May 25, 2012
Denver, Colorado

Exhibit 99.2

AFFINITY VIDEONET, INC.
BALANCE SHEETS

	September 30,	December 31,	December 31,
ASSETS	2012	2011	2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$993,961	$495,496	$1,156,417
Accounts receivable, net	1,145,447	1,177,284	703,982
Unbilled revenue	55,555	91,702	—
Income tax refund	83,284	—	—
Inventories, net	64,868	84,426	83,352
Prepaid expenses and other current assets	104,024	90,161	57,989
Lease receivable- current	26,477	—	—
Deferred income tax assets	34,995	30,591	49,980

Total current assets	2,508,611	1,969,660	2,051,720

Property and equipment, net	409,582	495,247	424,887
Goodwill	4,291,049	4,291,049	4,291,049
Intangible assets, net	1,660,986	1,791,837	1,966,304
Debt issuance costs, net	129,018	158,791	198,489
Lease receivable- non-current	55,552	—	—
Deposits	—	15,303	15,303

Total assets	$9,054,798	$8,721,887	$8,947,752

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$971,564	$982,046	$1,011,391
Accrued liabilities	497,288	364,864	138,074
Income tax payable	—	145,884	—
Current maturities of long-term debt	—	—	50,000

Total current liabilities	1,468,852	1,492,794	1,199,465

Long-term debt, net of current maturities and unamortized discount	3,044,969	2,957,083	4,230,764
Warrant liabilities	583,713	431,251	266,570
Dividends payable	847,615	—	—
Stock option liability	236,475	—	—
Deferred income tax liabilities	454,799	471,367	398,607

Total liabilities	6,636,423	5,352,495	6,095,406

Commitments and contingencies

Stockholders' equity:
Series A Redeemable Convertible Preferred stock, $0.01 par value; authorized
1,700,000 shares; 1,620,766 issued and outstanding at September 30, 2012,
December 31, 2011 and 2010, respectively; liquidation value of $3,247,615 at
September 30, 2012, $3,081,983 at December 31, 2011 and $2,874,207 at
December 31, 2010.	16,207	16,207	16,207
Common stock, $0.01 par value; authorized 8,000,000 shares; 2,572,968
issued and outstanding at September 30, 2012, December 31, 2011 and 2010	25,730	25,730	25,730
Additional paid-in-capital	1,535,448	2,542,265	2,383,063
Retained earnings	840,990	785,190	427,346

Total stockholders' equity	2,418,375	3,369,392	2,852,346

Total liabilities and stockholders' equity	$9,054,798	$8,721,887	$8,947,752

The accompanying notes are an integral part of these financial statements

Exhibit 99.2

AFFINITY VIDEONET, INC.
STATEMENTS OF INCOME

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)	(Unaudited)
Revenues:
Gross sales	$8,029,112	$8,721,237	$11,396,937	$9,639,611
Discounts and allowances	(2,847)	(1,887)	(1,370)	(10,170)
Net sales	8,026,265	8,719,350	11,395,567	9,629,441

Operating expenses:
Cost of sales	3,917,909	4,315,562	5,711,627	4,690,862
Selling, general and administrative	3,256,369	3,069,758	3,984,048	3,155,528
Depreciation and amortization	259,875	235,105	321,369	279,530
Loss on extinguishment of debt	—	—	—	53,119
Total operating expenses	7,434,153	7,620,425	10,017,044	8,179,039

Operating income	592,112	1,098,925	1,378,523	1,450,402

Other income (expense):
Other income	80,304	77,857	104,020	1,886
Interest expense	(367,098)	(460,468)	(592,937)	(832,484)
Change in fair value of warrant liability	(152,462)	(123,511)	(164,681)	(47,334)
Loss on foreign currency transactions	(3,852)	(6,338)	(7,785)	(2,288)
Total other expense	(443,108)	(512,460)	(661,383)	(880,220)

Income before income taxes	149,004	586,465	717,140	570,182

Income taxes	93,204	287,695	359,296	253,710

Net income	$55,800	$298,770	$357,844	$316,472

The accompanying notes are an integral part of these financial statements

Exhibit 99.2

AFFINITY VIDEONET, INC.
STATEMENT OF STOCKHOLDER'S EQUITY

					Additional
	Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 1, 2010	1,654,532	$16,545	2,572,968	$25,730	$2,407,725	$110,874	$2,560,874

Redemption of preferred stock	(33,766)	(338)	—	—	(24,662)	—	(25,000)
Net income	—	—	—	—	—	316,472	316,472

Balance at December 31, 2010	1,620,766	$16,207	2,572,968	$25,730	$2,383,063	$427,346	$2,852,346

Stock based compensation	—	—	—	—	159,202	—	159,202
Net income	—	—	—	—	—	357,844	357,844

Balance at December 31, 2011	1,620,766	$16,207	2,572,968	$25,730	$2,542,265	$785,190	$3,369,392

Stock based compensation (Unaudited)	—	—	—	—	15,128	—	15,128
Reclassification of stock option to liability
(Unaudited)	—	—	—	—	(174,330)	—	(174,330)
Dividends declared (Unaudited)	—	—	—	—	(847,615)	—	(847,615)
Net income (Unaudited)	—	—	—	—	—	55,800	55,800

Balance at September 30, 2012 (Unaudited)	1,620,766	$16,207	2,572,968	$25,730	$1,535,448	$840,990	$2,418,375

The accompanying notes are an integral part of these financial statements

Exhibit 99.2

AFFINITY VIDEONET, INC.
STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$55,800	$298,770	$357,844	$316,472
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	259,875	235,105	321,369	279,530
Amortization of debt issuance costs	29,773	29,773	39,698	62,664
Loss on extinguishment of debt	—	—	—	53,119
Change in fair value of warrant liabilities	152,462	123,511	164,681	47,334
Amortization of debt discount	32,886	32,886	43,848	—
Deferred income tax expense (benefit)	(20,972)	41,524	92,149	253,710
Provisions for losses on accounts receivable	13,948	7,200	14,800	6,000
Inventory reserve	6,652	952	941	—
Stock based compensation	15,128	119,401	159,202	—
Change in fair value of stock based liability	62,145	—	—	—
Loss on disposal of property and equipment	10,458	—	—	—
Changes in assets and liabilities:
Accounts receivable	17,889	(504,406)	(488,102)	45,726
Unbilled revenue	36,147	(124,194)	(91,702)	—
Income tax refund	(83,284)	—	—	—
Inventories	12,906	(131,285)	(2,015)	(83,352)
Prepaid expenses and other current assets	1,440	(35,972)	(32,172)	(12,352)
Lease receivable	(82,029)	—	—	—
Accounts payable	(10,482)	304,015	(29,345)	321,980
Income tax payable (receivable)	(145,884)	184,908	145,884	—
Accrued liabilities	132,424	249,702	226,790	(7,100)

Net cash provided by operating activities	497,282	831,890	923,870	1,283,731

Cash flows from investing activities
Purchase of property and equipment	(53,817)	(208,429)	(217,262)	(134,664)
Deposits	—	—	—	(3,210)

Net cash used in investing activities	(53,817)	(208,429)	(217,262)	(137,874)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	—	—	4,500,000
Debt issuance costs	—	—	—	(198,489)
Repayment of long-term debt	(645,000)	(876,793)	(1,867,529)	(4,919,491)
Advance (repayment) on revolving line of credit	700,000	—	(500,000)	—
Redemption of preferred stock	—	—	—	(25,000)

Net cash provided by (used in) financing activities	55,000	(876,793)	(2,367,529)	(642,980)

Net increase (decrease) in cash and cash equivalents	498,465	(253,332)	(1,660,921)	502,877
Cash and cash equivalents, beginning of period	(504,504)	1,156,417	1,156,417	653,540
Cash and cash equivalents, end of period	$(6,039)	$903,085	$(504,504)	$1,156,417

Supplemental disclosure of cash flow information:

Cash paid for interest	$304,218	$344,142	$469,985	$932,872
Cash paid for taxes	$155,000	$55,000	$115,000	$—
Dividends declared	$847,615	$—	$—	$—
Reclassification of previously recognized stock based compensation to a liability	$174,330	$—	$—	$—
Detachable stock warrants issued in connection with long-term debt	$—	$—	$—	$219,236
The accompanying notes are an integral part of these financial statements

Exhibit 99.2

AFFINITY VIDEONET, INC.

Notes to Financial Statements
Information as of September 30, 2012 and for the Nine Months Ended
September 30, 2012 and 2011 is unaudited

Note 1 - Description of Business and Summary of Significant Accounting Policies
Nature of Operations
Affinity VideoNet, Inc. (the “Company”) was organized on May 31, 2008 as a C Corporation. The Company provides video conferencing services through a network of affiliate video conferencing facilities primarily in the United States. In addition, the Company sells video conferencing equipment and provides support for networks that host video conferences.
Interim Financial Statements
In the opinion of the Company's management, the accompanying unaudited financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly its financial position as of September 30, 2012 and the results of its operations and its cash flows for the nine months ended September 30, 2012 and 2011. These interim financial statements are condensed and therefore do not include all of the information and footnotes required by generally accepted accounting principles in the United States of America (“GAAP”). The actual results for the nine months ended September 30, 2012 are not necessarily indicative of the results that can be expected for the year ended December 31, 2012.
Use of Estimates
The accompanying financial statements were prepared in conformity with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material.
Cash and Cash Equivalents
The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All of the Company's non-interest bearing cash balances were fully insured at September 30, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the Company's non-interest bearing cash balances may again exceed federally insured limits. Interest-bearing amounts on deposit at September 30, 2012, December 31, 2011 and 2010 were not in excess of federally insured limits.

Exhibit 99.2

Note 1 - Description of Business and Summary of Significant Accounting Policies (Continued)
Accounts Receivable and Credit Policies
At the time the accounts receivable are originated, the Company considers a reserve for doubtful accounts based on the creditworthiness of its customers. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover potential future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The Company's allowance for doubtful accounts as of September 30, 2012, December 31, 2011 and 2010 was $29,990, $25,270 and $18,441, respectively. Management believes the allowance for doubtful accounts is adequate; however, actual credit losses may be higher or lower than the recorded allowance.
Lease Receivable
Revenue earned on leased equipment is recognized using an effective interest method over the life of the agreement. For the period ending September 30, 2012, the Company recognized $6,095 in rental income and $2,833 of interest income from leased equipment. At September 30, 2012, the outstanding lease receivable was $82,029, of which $26,477 is shown as a current asset. Leased equipment did not exist in previous periods.
Inventories
Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value) and consist of video conference equipment totaling $64,868, $84,426 and $83,352 at September 30, 2012, December 31, 2011 and 2010, respectively.
Property and Equipment, net
Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to ten years.
Goodwill
Goodwill impairment tests are performed on an annual basis, at December 31, or when events or circumstances dictate. In these tests, the fair values of each reporting unit, or segment, is compared to the carrying amount of that reporting unit in order to determine if impairment is indicated. If so, the implied fair value of the reporting unit's goodwill is compared to its carrying amount and the impairment loss is measured by the excess of the carrying value over fair value. For the years ended December 31, 2011 and 2010, the Company determined that the fair value of goodwill exceeded the carrying amount and therefore, no impairment loss was recognized. As the Company's policy is to perform this analysis annually on December 31, no impairment tests have been performed as of September 30, 2012. Management is not aware of any circumstances that would result in an impairment as of September 30, 2012.

Exhibit 99.2

Note 1 - Description of Business and Summary of Significant Accounting Policies (Continued)
Intangible Assets, net
Intangible assets were recorded at fair value at the time of acquisition. The affiliate facility network is amortized on a straight-line basis over 15 years and customer lists are amortized on an accelerated basis over 5 years based on the attrition rate of the existing relationships.
Debt Issuance Costs, net
Costs related to obtaining long-term debt are capitalized and amortized over the term of the related debt using the effective interest rate method for cost incurred on term loans and the straight line method for costs incurred on the line of credit. Amortization of $29,773 was charged to interest expense for each of the nine months ended September 30, 2012 and 2011. For the years ended December 31, 2011 and 2010, amortization of $39,698 and $62,664, respectively, was charged to interest expense. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and expensed.

As disclosed in Note 8, the Company's debt facilities were paid in full on October 1, 2012 and all unamortized debt issuance costs were expensed at that date.

Long-Lived Assets
The Company reviews its long-lived assets including identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value. For the nine months ended September 30, 2012 and 2011 and for the years ended December 31, 2011 and 2010, the Company determined that the fair value of the Company's long-lived assets exceeded the carrying amount and no impairment loss was recorded.
Dividends
Dividends declared on stock that is accounted for as equity is reflected as a liability when declared.
Revenue Recognition
For video conferencing services, the Company recognizes revenue at the time that a video conference takes place. The Company typically has service agreements with each of its site affiliates regarding the responsibilities of each party including the billing, collection, charges and reimbursement of video conferencing fees and expenses.

Exhibit 99.2

Note 1 - Description of Business and Summary of Significant Accounting Policies (Continued)
The Company also recognizes revenue related to the sale of inventory. Revenue is recognized when all of the following criteria have been met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the fee for the arrangement is fixed or determinable; and (iv) collectability is reasonably assured.
The Company also sells inventory and managed services in a bundled arrangement. The Company follows the accounting guidance prescribed in ASC 605-25, Multiple-Element Arrangements, and has determined that the bundled managed services offering contains multiple deliverables that include:

1.	Video equipment; and

2.	Managed services, which includes bridging services, technical support, and equipment, network and software maintenance.
The guidance requires an entity to measure and allocate revenue to an arrangement using management's estimated selling price (“ESP”) of the deliverables if it does not have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) of selling prices. The Company sells equipment and managed services in separate stand-alone transactions; however, the Company cannot demonstrate that a substantial majority of the standalone sales are priced within a relatively narrow range. Additionally, the Company has determined that TPE available is not sufficient, relevant or reliable for establishing selling price; therefore, the Company measures and allocates revenues in its multiple deliverable arrangements based on ESP.
For the unit of account that represents the equipment, the Company has determined the element has value on a stand-alone basis as the customer could resell the delivered item as is, and has established an estimated selling price separately for the delivered element using prices at which the Company would transact if the deliverable were sold regularly on a standalone basis. In estimating the selling price, the Company has considered all reasonably available information, including market data and conditions as well as entity-specific factors. The Company recognizes revenue on the equipment using the same principles as when it sells inventory on a stand-alone basis.
For the unit of account that represents the managed services, the Company has established an estimated selling price considering profit margin for similar arrangements, effect of competitors on the Company's services, and other market constraints. The Company recognizes revenue in accordance with accounting provisions for service deliverables using the proportional performance model ratably over the life of the agreement.
Advanced Billings
Billings in advance of revenue recognition are deferred until earned, but have not been reflected in these financial statements. As of September 30, 2012, advance billings net of earnings was $26,567. Advance billings did not exist in previous periods.

Exhibit 99.2

Note 1 - Description of Business and Summary of Significant Accounting Policies (Continued)
Advertising Costs
The Company expenses advertising costs as incurred. Advertising expense for the nine months ended September 30, 2012 and 2011 was $46,956 and $44,811, respectively. Advertising expense for the years ended December 31, 2011 and 2010 was $55,437 and $99,369, respectively.
Income Taxes
The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using current enacted tax rates. The provision for income taxes includes the amount due for the current period and the change in deferred taxes between periods. The Company provides a valuation allowance against its deferred tax assets when it determines that it is more likely than not that the deferred tax assets may not be realized.
The Company follows FASB ASC 740, Income Taxes, to account for any uncertainty in income taxes with respect to the accounting for all tax positions taken (or expected to be taken) on any income tax return. This guidance applies to all open tax periods in all tax jurisdictions in which the Company is required to file an income tax return. Under GAAP, in order to recognize an uncertain tax benefit the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50 percent likely to be realized upon resolution of the benefit. The Company performs a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740. Based on its review, the Company did not recognize any uncertain tax positions in the financial statements for the nine months ended September 30, 2012 or for the years ended December 31, 2011 and 2010. The Company's tax returns for 2008 through 2011 are subject to examination by the Internal Revenue Service and state taxing authorities. Interest and penalties, if any, would be included in selling, general and administrative expenses.

Management makes judgments regarding the interpretation of tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions as well as by the Internal Revenue Service.

Stock-Based Compensation

The Company accounts for stock-based transactions using a fair-value-based method. Accordingly, compensation cost for stock is recognized on a straight-line basis over the requisite service (vesting) period for the entire award.

Exhibit 99.2

Note 1 - Description of Business and Summary of Significant Accounting Policies (Continued)
Fair Value of Financial Instruments
The Company's financial instruments consist of cash and cash equivalents, accounts receivable, lease receivable, accounts payable, warrant liabilities, and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, lease receivable and accounts payable approximate their fair values due to their short maturities. Warrant liabilities are measured at fair value in the accompanying balance sheet. The carrying value of long-term debt approximates its fair value due to terms available to the Company for similar debt instruments.
The Company follows FASB ASC 820, Fair Value Measurements, for nonrecurring measurements of non-financial assets and non-financial liabilities. FASB ASC 820 establishes a common definition of fair value to be applied when GAAP requires the use of fair value, establishes a framework for measuring fair value, and expands disclosures about such fair value measurements. FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on a measurement date.

Fair value is a market-based measure considered from the perspective of a market participant that holds the asset or owes the liability, rather than an entity-specific measure. Therefore, when market assumptions are not readily available, the Company's own assumptions are set to reflect those that market participants would use in pricing the asset or liability on a measurement date. FASB ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities to which the Company has access at a measurement date.
Level 2: Observable inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs for which little or no market data exists, and for which the Company must develop its own assumptions regarding the assumptions that market participants would use in pricing the asset or liability, including assumptions regarding risk.

Exhibit 99.2

Note 1 - Description of Business and Summary of Significant Accounting Policies (Continued)
Because of inherent uncertainties in the valuation of assets or liabilities for which there are no observable inputs, those estimated fair values may differ significantly from the values that may have been used had a readily observable market for the assets or liabilities existed.

The Company utilizes the best available information in measuring fair value.

The following table summarizes, by level within the fair value hierarchy, the warrant liabilities at September 30, 2012 (unaudited):

Description	Level 1	Level 2	Level 3	Total
Warrant liabilities	$—	$—	$583,713	$583,713

The following table summarizes, by level within the fair value hierarchy, the warrant liabilities at December 31, 2011:

Description	Level 1	Level 2	Level 3	Total
Warrant liabilities	$—	$—	$431,251	$431,251

The following table summarizes, by level within the fair value hierarchy, the warrant liabilities at December 31, 2010:

Description	Level 1	Level 2	Level 3	Total
Warrant liabilities	$—	$—	$266,570	$266,570

The following is a reconciliation of the beginning and ending balances of the warrant liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the nine months ended September 30, 2012 and years ended December 31, 2011 and 2010:

Description	Warrant Liabilities
Balance, January 1, 2010	$—
Fair value of warrants issued in connection with debt financing	219,236
Change in fair value of warrant liabilities	47,334
Balance, December 31, 2010	266,570
Change in fair value of warrant liabilities	164,681
Balance, December 31, 2011	431,251
Change in fair value of warrant liabilities (unaudited)	152,462
Balance, September 30, 2012 (unaudited)	$583,713

The amount of total expense recognized for the nine months ended September 30, 2012 and 2011 included in earnings attributable to the change in fair value relating to warrant liabilities was $152,462 and $123,511, respectively. The amount of total expense recognized for the years ended December 31, 2011 and 2010 included in earnings attributable to the change in fair value relating to warrant liabilities is $164,681 and $47,334, respectively.

Exhibit 99.2

Note 1 - Description of Business and Summary of Significant Accounting Policies (Continued)
Management's estimate of the fair value of the warrant liabilities is based on enterprise valuation models using both the income and market approaches.
As disclosed in Note 8, the Company settled the warrant liability on October 1, 2012 in connection with the sale and merger agreement.
Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers. The Company periodically performs credit analyses and monitors the financial condition of its customers to reduce credit risk.
During the nine months ended September 30, 2012, two customers accounted for 27% of total revenues, and for the same period in 2011, two customers accounted 30% of total revenues. At September 30, 2012, two customers accounted for 42% of total accounts receivable.

During the year ended December 31, 2011, two customers accounted for 27% of total revenues, and for the same period in 2010, two customers accounted for 29% of total revenues. At December 31, 2011 and 2010, two customers accounted for 53% and one customer accounted for 24% of total accounts receivable, respectively.
Historically, a large percentage of the Company's revenue has been the result of sales to customers in the human resource and recruiting industry.
Note 2 - Balance Sheet Disclosures
Property and equipment, net consisted of the following:

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Software	$447,266	$414,819	$329,755
Office equipment	203,975	219,580	130,831
Computer equipment	104,777	93,463	50,946
Furniture	85,794	92,990	92,058
	841,812	820,852	603,590
Less accumulated depreciation	432,230	325,605	178,703
	$409,582	$495,247	$424,887

Depreciation expense for the nine months ended September 30, 2012 and 2011 was $129,024 and $104,254, respectively. Depreciation expense for the years ended December 31, 2011 and 2010 was $146,902 and $105,063, respectively.

Exhibit 99.2

Note 2 - Balance Sheet Disclosures (Continued)
Intangible assets consisted of the following:

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Affiliate facility network	$2,317,011	$2,317,011	$2,317,011
Customer lists	100,000	100,000	100,000
	2,417,011	2,417,011	2,417,011
Less accumulated amortization	756,025	625,174	450,707
	$1,660,986	$1,791,837	$1,966,304

Amortization expense for each of the nine months ended September 30, 2012 and 2011 was $130,851. Amortization expense for each of the years ended December 31, 2011 and 2010 was $174,467.
Future amortization expense of intangible assets is as follows:

December 31,
2012	$174,467
2013	162,801
2014	154,467
2015	154,467
2016	154,467
Thereafter	991,168
$1,791,837
Note 3 - Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company expects future taxable income and, therefore, believes it will recognize future benefits related to its deferred tax assets. The Company's temporary differences result primarily from depreciation and amortization, nondeductible accruals, and goodwill and intangibles.

Exhibit 99.2

Note 3 - Income Taxes (Continued)
Net deferred tax assets and liabilities in the accompanying balance sheets consisted of the following:

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Deferred tax assets:
Accrued liabilities	$34,995	$30,591	$40,710
Warrant liabilities	145,939	84,806	18,934
Stock-based compensation	24,873	18,869	—
NOL carryover	—	—	9,270
	205,807	134,266	68,914

Deferred tax liabilities:
Property and equipment	(143,559)	(174,239)	(125,026)
Goodwill and intangibles	(482,052)	(400,803)	(292,515)
	(625,611)	(575,042)	(417,541)
Net deferred tax liability	$(419,804)	$(440,776)	$(348,627)

Deferred taxes are presented in the accompanying balance sheet as follows:

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Current deferred tax assets	$34,995	$30,591	$49,980
Long-term deferred tax liabilities	(454,799)	(471,367)	(398,607)
Total net deferred tax liability	$(419,804)	$(440,776)	$(348,627)

Exhibit 99.2

Note 3 - Income Taxes (Continued)
Components of the provision for income taxes reflected in the statements of income are as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
Current expense:
Federal	$97,050	$207,261	$227,075	$—
State	17,126	38,910	40,072	—
	114,176	246,171	267,147	—
Deferred (benefit) expense:
Federal	(17,826)	35,295	78,327	215,653
State and local	(3,146)	6,229	13,822	38,057
	(20,972)	41,524	92,149	253,710
Total income tax expense	$93,204	$287,695	$359,296	$253,710

The Company's effective tax rate is different from the statutory tax rate primarily due to state taxes and permanent differences including meals and entertainment expenses and non-deductible stock based compensation.
Note 4 - Long-Term Debt
Long-term debt consisted of the following:

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Main Street Capital - Term Loan A	$487,471	$1,132,471	$2,000,000
Main Street Capital - Term Loan B	2,000,000	2,000,000	2,000,000
Main Street Capital - Revolving Credit Facility	700,000	—	500,000
	3,187,471	3,132,471	4,500,000
Less current portion	—	—	50,000
Less unamortized discount	142,502	175,388	219,236
	$3,044,969	$2,957,083	$4,230,764

Exhibit 99.2

Note 4 - Long-Term Debt (Continued)
The Company's Loan and Security Agreement with Hercules Technology Group (“Hercules”), that had a maturity date of June 1, 2012, was collateralized by a security interest in all assets of the Company and was subject to certain restrictive covenants. As discussed below, this Note was refinanced on December 31, 2010. Term Loan A had an interest rate of 12% per annum and a deferred interest rate of 2.50% per annum. Term Loan A required monthly principal and interest payments totaling approximately $91,000 through maturity. Term Loan B had an interest rate of 18% per annum, payable monthly, and a deferred interest rate of 2% per annum. The Revolving Credit Facility had an interest rate of 13% per annum, payable monthly.
On December 31, 2010, the Company executed a new loan agreement with Main Street Capital (“MS Loan Agreement”) to refinance the Hercules debt. The MS Loan Agreement facility is comprised of the following: (i) Term Loan A ($2.0 million), (ii) Term Loan B ($2.0 million), (iii) Revolving Credit Facility ($1.0 million), and (iv) additional term loan availability totaling $4.0 million subject to certain restrictions as noted within the MS Loan Agreement. Under the terms of the MS Loan Agreement, the Company is required to pay 50% of its excess cash flow, as defined in the Loan Agreement, on a quarterly basis beginning March 31, 2011 through the earlier of the repayment of all long-term debt obligations or December 31, 2015. The Company may prepay the loan obligations in whole, or in part, without penalty. All payments will be allocated first to the Revolving Credit Facility, then to Term Loan A and then to Term Loan B. The interest rate on the Revolving Credit Facility is fixed at 9.00% per annum and Term Loan A and B is fixed at 13.00% per annum. All interest is payable monthly. Term Loan A also has a deferred interest rate of 1.00% per annum that the Company may pay currently without penalty. The Revolving Credit Facility has an unused commitment fee of 0.375% per annum, payable monthly. The loans are collateralized by a security interest in all assets of the Company and are subject to certain restrictive covenants. As of September 30, 2012, December 31, 2011 and 2010, the Company was in compliance with all financial covenants.
In accordance with the accounting guidance associated with the accounting for a modification or exchange of debt instruments, the Company performed an analysis to determine whether the refinancing would be recorded as an extinguishment of debt or a modification of debt. The Company determined that the refinancing qualified as a debt extinguishment. As a result, the Company recognized a loss on debt extinguishment related to unamortized debt issuance costs in the amount of $53,119 during the year ended December 31, 2010.
Maturities of long-term debt as of December 31, 2011 are as follows:

Year Ending December 31,
2012	$—
2013	—
2014	—
2015	3,132,471
$3,132,471

Exhibit 99.2

Note 4 - Long-Term Debt (Continued)
In connection with the closing of the sale and merger agreement (see Note 8) the Company's outstanding debt, including interest, was paid in full.
Warrants
On May 30, 2008, in accordance with the Hercules Loan and Security Agreement and on May 29, 2009, as part of the amended loan agreement, the Company granted 133,500 and 67,531 warrants, respectively, to purchase fully paid and non-assessable shares of Series A Preferred Stock at an exercise price of $1.48 per share. The warrants commenced on the date of grant and are exercisable for a period ending upon the later to occur of: (i) ten (10) years from the date of grant for the 133,500 warrants and seven (7) years from the date of grant for the 67,531 warrants or (ii) three (3) years after an initial public offering. The warrants allow for either cash or net share settlement at the sole discretion of the holder. On each date of grant, the Company determined the fair value of warrants to be de minimus.
On December 31, 2010, in accordance with the Main Street Loan Agreement, the Company granted 125,278 warrants to purchase fully paid and non-assessable shares of common stock at an exercise price of $0.01 per share. The warrants commenced on the date of grant and are exercisable for a period ending upon the later to occur of: (i) ten (10) years from the date of grant (ii) any merger or consolidation into an entity that is not the Company or a wholly-owned subsidiary of the Company (iii) any sale or disposition of all or substantially all of the assets of the Company (iv) any public offering of equity securities of the Company (v) any other transaction involving a “change of control” as defined in the MS Loan Agreement. The Company has an option to call the warrants, exercisable after the later of (i) the third anniversary of the original issue date, or (ii) the date that the Company has repaid the loans in full under the MS Loan Agreement, but no later than five and one-half (5 ½) years after the original issue date, to purchase the warrants for cash. The holder has an option to put the warrants to the Company, exercisable at any time from and after the five and one-half (5 ½) year anniversary of the original issue date, and the Company shall have the obligation to purchase the warrants from holder, for cash, to the extent exercised. The warrants allow for either cash or net share settlement at the sole discretion of the holder. On the date of grant, the Company determined the fair value of warrants to be $219,236 which was recorded as debt discount and is being amortized over the term of the MS Loan Agreement using the effective interest rate method.
The ability of a warrant holder to exercise a put option obligating the Company to purchase warrants from the holder or to exercise warrants for redeemable preferred shares requires the financial instruments to be classified as liabilities and measured at fair value at each reporting period. As a result, the Company measured the initial value of the warrants on the warrant issue date and will continue to remeasure the fair value at each reporting period until the warrants are either exercised or expire. At September 30, 2012, December 31, 2011 and 2010, the fair value of these financial instruments totaled $583,713, $431,251 and $266,570, respectively. Refer to Note 1 for a description of the valuation methods used to determine the fair value of these warrants at the valuation dates. The warrants may be transferred subject to the Company's stockholders agreement and federal and state securities laws. In connection with the closing of the sale and merger agreement (see Note 8) the Company's outstanding warrant liability was paid in full.

Exhibit 99.2

Note 5 - Employee Benefit Plan
The Company maintains a Section 401(k) plan (the “Plan”). Eligible employees may make voluntary contributions to the Plan. In addition, the Company may, at its discretion, make matching contributions to the Plan. For the nine months ended September 30, 2012 and 2011 and for the years ended December 31, 2011 and 2010, the Company made no matching contributions.

Note 6 - Stockholders' Equity
Common Stock
As of September 30, 2012, December 31, 2011 and 2010, the Company had authorized 8,000,000 shares of common stock.
On June 30, 2011, the Company's stockholders approved an amendment to the Certificate of Incorporation to convert one million authorized shares of common stock to non-voting common stock. The holders of non-voting common stock shall have no voting rights. Other than with respect to voting rights, the holders of non-voting common stock shall have rights identical to the holders of voting stock. As of September 30, 2012 and December 31, 2011, there were no issued and outstanding non-voting shares of common stock.
Redeemable Convertible Preferred Stock
As of September 30, 2012, December 31, 2011 and 2010, the Company has authorized 1,700,000 shares of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”). At inception, the Company issued 1,654,532 shares for total net proceeds of $2,424,270. During 2010, the Company redeemed 33,766 shares. The total redemption cost including unpaid dividends was $25,000.
Dividend Rights
The holders of the Series A Preferred Stock accrue cumulative dividends on a monthly basis at the rate per share equal to 7.00% per annum and are entitled to receive any accumulated and unpaid dividends when and as declared by the Board of Directors.
On August 12, 2012, the Board of Directors declared that all unpaid dividends on the Series A Preferred Stock would be payable upon closing of the sale and merger agreement (see Note 8). As of September 30, 2012 the Company has accrued cumulative unpaid dividends of $847,615. This liability was paid on October 1, 2012.

Exhibit 99.2

Note 6 - Stockholders' Equity (Continued)
Conversion Rights
Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of duly authorized, validly issued, fully paid and non-assessable shares of common stock as is determined by dividing the original Series A Preferred Stock issue price by the conversion price in effect on the date the certificate is surrendered for conversion. The initial Series A conversion price per share shall be the original Series A issue price, provided, however, that the Series A conversion price shall be subject to adjustment for certain dilutive events.
Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the conversion price in effect at the time, immediately upon the earlier of (i) a firm commitment underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, that results in net cash proceeds to the Company (after deducting applicable underwriting discounts and commissions) of not less than $40,000,000 and that has an offering price per share to the public of not less than two times the conversion price then in effect (as adjusted to reflect stock dividends, stock splits, combinations and the like subsequent to the Series A Preferred Stock issue date), or (ii) the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.
Anti-Dilution Protection
The Series A Preferred Stock conversion ratio is subject to adjustment, calculated in accordance with the amended and restated articles of incorporation, if the Company issues securities at a price per share that is less than the current conversion price of the Series A Preferred Stock. As a privately held entity, the common stock is not readily convertible to cash. Therefore, the fair value of this embedded conversion feature has not been reflected in the financial statements because the embedded conversion feature would not meet the criteria to be classified as a derivative if it were a freestanding instrument.
Liquidation Preference
In accordance with the articles of incorporation, upon any liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to either convert their shares of Series A Preferred Stock into shares of common stock or receive, prior to and in preference to any distribution of any of the Company's assets or surplus funds to the holders of any other classes and series of the Corporation's capital stock including, without limitation, an amount per share equal to the sum of (i) the original Series A issue price (as adjusted to reflect stock dividends, stock splits, combinations and the like), and (ii) all accrued but unpaid dividends on the Series A Preferred Stock (whether or not declared). If, upon the occurrence of a liquidation the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

Exhibit 99.2

Note 6 - Stockholders' Equity (Continued)
At September 30, 2012, December 31, 2011 and 2010, the liquidation preference of the Series A Preferred Stock was approximately $3,248,000, $3,082,000 and $2,874,000, respectively.
Redemption
Commencing on June 1, 2014, any holder of then outstanding shares of Series A Preferred Stock may require the Company to redeem the outstanding shares of Series A Preferred Stock held by such holder in three equal increments on the redemption date and the two next-succeeding anniversaries thereof for the sum of the original issue price plus all accrued but unpaid dividends.
Voting Rights
Each holder of outstanding shares of Series A Preferred Stock shall have the right to one vote for each share of common stock into which such holder's shares of Series A Preferred Stock could then be converted.
Redeemable Stock
FASB ASC 480, Distinguishing Liabilities from Equity, provides guidance on how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that mandatorily redeemable stock that an entity may be required to redeem for cash at a fixed or determinable date, depending on whether the holders elect to convert or redeem, be classified as a liability and reported at the estimated fair value when the holders elect to redeem. The Company's redeemable preferred stock and common stock will be reclassified as a liability at the date the holders of the preferred stock and common stock notify the Company of their intent to redeem.
As discussed in Note 8, on October 1, 2012 the Company's Series A Preferred Stock was converted into common stock, and all common stock of the Company was acquired in connection with the sale and merger agreement.
Stock Options

During 2011, the Company adopted a Stock Option Plan (the “Plan”) that provides for the grant of either qualified or nonqualified stock options to purchase the Company's non-voting common stock to employees, officers, consultants and non-employee directors of the Company.
The Company is authorized to grant stock options to eligible persons for up to 492,050 shares of non-voting common stock. The number and terms of options granted under the Plan are determined by the Board of Directors when granted. These options are exercisable for a period determined by the Board of Directors not to exceed ten years following the date of grant.

Exhibit 99.2

Note 6 - Stockholders' Equity (Continued)
A summary of the status of the Company's Plan as of December 31, 2011 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2010	—	$—
Granted	232,303	1.76
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2011	232,303	$1.76	9.50	$104,536

Options exercisable at December 31, 2011	175,427	$1.76	9.50	$78,942

Stock-based compensation for the nine months ended September 30, 2012 and 2011 was $77,273 and $119,401, respectively, and $159,202 for the year ended December 31, 2011.

On September 26, 2012 the Company entered into an agreement with all holders of outstanding stock options to fully vest and cancel existing shares. Prior to September 26, 2012, the Company recorded $15,128 of stock compensation expense. In exchange for this cancellation, the Company is obligated to pay an amount equal to $236,475 upon closing of the sale and merger agreement (see Note 8). In accordance with GAAP, the Company reclassified the previously recorded stock based compensation of $174,330 from equity and recorded the additional incremental compensation of $62,145. At September 30, 2012, the Company has recorded a stock option liability of $236,475.
No options were granted during the nine months ended September 30, 2012.
Note 7 - Operating Lease Commitments
The Company leased office space under a non-cancellable operating lease that expired on January 31, 2012. Since February 1, 2012, the Company has leased its office space on a month to month basis.

Rent expense under operating leases for the nine months ended September 30, 2012 and 2011 was $106,679 and $108,120, respectively. Rent expense under operating leases for the years ended December 31, 2011 and 2010 was $120,626 and $104,758, respectively.
Monthly rental payments under the Company's office lease agreements increase incrementally each year. In accordance with FASB ASC 840, Leases, the Company recognizes lease expense on a straight-line basis over the lease term. As of September 30, 2012, December 31, 2011 and 2010, the amount of lease expense recognized in excess of cash payments was $5,610, $6,486 and $5,886, respectively.

Exhibit 99.2

Note 8 - Subsequent Events
Effective October 1, 2012, the Company completed a sale and merger transaction with Glowpoint, Inc., and GPAV Merger Sub Inc., its wholly owned subsidiary, in exchange for approximately $8.1 million in cash, a $2.3 million note, and approximately 2,650,000 shares of common stock in Glowpoint, Inc. for a total value of approximately $15.9 million. In connection with this transaction, all shares of Series A Preferred Stock were converted to common stock. Upon completion of the transaction the buyer acquired all the assets of the Company and assumed all remaining obligations of the Company not settled at the time of close.

On October 1, 2012 the following payments were made from the proceeds of the transaction (unaudited):

Closing fees	$420,000
Legal costs	75,000
Payment of stock option liability	236,000
Bonus payment to CEO	135,000
Payment of warrant liabilities	584,000
Dividend payment	848,000
Payoff of long-term debt and accrued interest	3,224,000

In connection with the closing of the sale and merger agreement, the Company's CEO entered into an employment agreement with Glowpoint, Inc., and his previous employment agreement with the Company was amended and restated.

On November 30, 2012, the COO of the Company was terminated which generated a severance obligation whereas a settlement could be up to $300,000, based upon the terms of the employee's employment agreement.

In accordance with FASB ASC 855, Subsequent Events, the Company evaluated subsequent events through December 14, 2012, the date the financial statements were issued. Except for the matters previously disclosed, there were no material subsequent events that required recognition or additional disclosure in these financial statements.